                                                                      EXHIBIT 1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           NOVELOS THERAPEUTICS, INC.

         FIRST:  The name of this Corporation is Novelos Therapeutics, Inc.

         SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is Corporation
Trust Center, 1209 Orange Street, in the city of Wilmington, County of
Newcastle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

         THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of
Delaware.

         FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is three thousand (3,000) shares of Common Stock,
$.001 par value per share.

         FIFTH: Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this
Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the
application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the
Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this
Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this
Corporation.

         SIXTH: The By-Laws of Nove Acquisition, Inc., which concurrently with the execution hereof is merging with and into the Corporation pursuant to
Section 251 of the General Corporation Law of the State of Delaware, as in
effect immediately before the execution hereof shall be the By-Laws of the
Corporation upon such execution. Thereafter, the power to make, alter or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of
Directors.

         SEVENTH: To the fullest extent that the General Corporation Law of the
State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of
Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor any adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

         EIGHTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said
Section. The Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(Filed with the Secretary of State of the State of Delaware as an annex to a certificate of merger on May 25, 2005)

         FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred million seven thousand
(100,007,000) shares, of which one hundred million (100,000,000) shares shall be designated "Common Stock" and seven thousand (7,000) shares shall be designated
"Preferred Stock." Shares of Common Stock and Preferred Stock shall have a par value of $.00001 per share.

                  Common Stock
                  ------------

                  Subject to the prior or equal rights, if any, of the Preferred
Stock which hereafter may be authorized of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor and (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock of any class whatsoever, whether now or hereafter authorized.

                  Preferred Stock
                  ---------------

                  Authority is hereby expressly granted to the Board of
Directors from time to time to issue series of Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

(Amendment replacing former Article FOURTH filed with the Secretary of State of the State of Delaware as part of merger certificate on June 13, 2005)